Exhibit 10.18

Regulation on short-term variable remuneration in the Aebi Schmidt Group (bonus)

Performance Multiple

Key areas

Principles of bonus, mechanism, specific regulations

Scope

Members of the Executive Board of the Aebi Schmidt Group as well as other functions and individuals defined by the Executive Board.

This document replaces all previous regulations on short-term variable compensation of the Performance Multiple model.

Drafted on:	24th January 2022

Valid from:	1 January 2022

Table of Contents

1.	Principles		3
2.	The Bonus-System		3
	2.1.	The Mechanism in Brief	3
	2.2.	Target Bonus	3
	2.3.	Group Performance – Group Factor	3
	2.4.	Unit / Individual Performance – U/l Factor	4
	2.5.	Overall Performance – Total Factor – Effective Bonus	4
	2.6.	Available Funds	4
	2.7.	Management Discretion	4
3.	Payment of Bonus		5
4.	Eligibility		5
5.	Regulations for Specific Situations		6
	5.1.	New Joiners	6
	5.2.	Absence from work	6
	5.3.	Change within the Group	6
	5.4.	Ordinary termination of the employment contract	7
	5.5.	Termination without notice	7
	5.6.	Retirement and other events	7
6.	Final Clauses		7
	6.1.	Amendment and annulment	7
	6.2.	Effective date	7

Note:

In these regulations, the neutral form “Employees” is used for the most part. For reasons of legibility, male designations are sometimes used, which also apply to female employees.

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1.	Principles

With the short-term variable remuneration (bonus), the Aebi Schmidt Group seeks to create a remuneration component for the Executive Board as well as for other functions and persons defined by the Executive Board, which

●	encourages an entrepreneurial mindset and approach
●	takes into account the achievement of individual and corporate goals, and
●	facilitates a competitive and attractive remuneration target.

The basic condition for entitlement to variable remuneration is that the employees have met their behavioural targets.

2.	The Bonus-System

2.1. The Mechanism

The target bonus, which is defined for individual employees, forms the basis for the system. The bonus depends on the Unit / Individual (U/l) performance on the one hand and on the Group performance on the other.

The U/l performance is based on the achievement of the set goals, which are defined in the annual goal setting meeting.

The annual Group Performance is determined based on the achievement of Group goals defined by the Executive Board.

2.2. Target Bonus

The target bonus represents the potential bonus if all goals are achieved with a factor of 1.

2.3. Group Performance – Group Factor

The annual Group Performance is determined based on the achievement of Group goals defined by the Executive Board. The following parameters are set for the bonus relevant year (examples, not conclusive):

●	Three key performance indicators for the relevant financial year;
○	EBIT, NWC Turnover, Order Intake

●	Thresholds for underachievement or overachievement of targets

●	Minimum EBIT at the Group level of >3%. If this is not reached, no bonus will be paid.

●	Compliance with banks’ debt and equity ratio constraints. If the conditions are not met, no bonus will be paid

Using a performance matrix, an individual factor is determined depending on the performance evaluation. The factor is set to 1 if the goals are achieved. For missed targets, the factor drops until a lower threshold (floor). If a performance rating falls below this floor, the factor is zero (no bonus). For exceeded targets, the factor rises to a predefined upper threshold (cap).

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2.4. Unit / Individual Performance – U/l Factor

The U/l performance goals are defined by the Line Manager or the respective Executive Board member during an annual goal setting meeting. The lower threshold (floor), the target performance as well as the upper threshold (cap) will also be defined.

The defined U/l goals are assessed at the end of the fiscal year. Depending on the extent to which targets have been met, an individual factor is determined using a second performance matrix. The parameters for this second matrix are not the same as for Group performance, but are based on the same principle. A floor and cap are therefore also provided here.

For illustrative purposes here is an example of the Goal achievement (linear):

-	<90%	Goal achievement	Factor 090% Goal achievement Factor 0.5
-	100%	Goal achievement	Factor 1.0
-	110%	Goal achievement	Factor 1.15
-	120%	Goal achievement	Factor 1.3

2.5. Overall Performance – Total Factor – Effective Bonus

The results of the Group performance, along with the Unit/lndividual performance make up the overall performance. The total factor is calculated by multiplying both factors. Both performance targets (Group / U/l performance) are defined in such a way that the Group performance can have a stronger influence than the Unit and Individual performance. The target bonus is multiplied by the total factor to determine the calculated bonus.

2.6. Available Funds

The available bonus pool is set annually according to the Chart of Competencies. This is defined on the basis of the funds available within the Aebi Schmidt Group (Basis is factor 1.0). Should the available pool be significantly lower or higher than the calculated bonuses (as decided in the Chart of Competencies), the bonuses will be adjusted linearly with the available funds.

2.7. Management Discretion

The Management Discretion component is designed to take extraordinary events and/or performance into account. Management discretion is authorized by the Group CEO (GCEO); for members of the Executive Board, it is authorized by the Board of Directors (BoD).

Depending on the available funds and management discretion, the calculated bonus can be influenced within the specified range, resulting in the final and effective bonus.

After taking into account the goal achievement, the resulting calculated bonus may be higher or lower than the target bonus. These bonuses may be adjusted both upwards and downwards (disciplinary violations only) depending on available funds and management discretion.

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The individual bonus amount is thus calculated using the following components:

If Group performance and U/l factor are exceeded to the maximum, a maximum factor of 1.95 will be applied to the target bonus (1.5 x 1.3 = 1.95).

Example

Target Bonus	EUR 10’000

Goal achievement Group performance	0.85	(e.g.)
Goal achievement U/l performance	1.1	(e.g.)
Available Funds	1.0	(e.g.)
Management Discretion	EUR 450.-	(e.g.)

Calculation:

0.85 x 1.1 x 1.0 = 0,935

Target bonus x Factors x Available Funds + Management Discretion = Effective Bonus

10’000 x 0.935 = 9’350.- + Management Discretion = 9’800.-

3.      Payment of Bonus

The bonus is a one-off annual sum that is typically paid out in March of the subsequent financial year, as soon as the company results are made available. The payout currency complies with that of the monthly salary payment. The amount can also be zero.

All bonus amounts are gross values. Payment is made after deducting the country-specific, legally prescribed social security, insurance contributions and taxes.

4.      Eligibility

All members of the Executive Board of the Aebi Schmidt Group as well as other functions and persons defined by the Executive Board, who have an open-ended, unterminated contract of employment as of 31st December of the respective year and who demonstrate appropriate workplace conduct, are entitled to the bonus described in this regulation.

The bonus is paid out on a voluntary basis. Any current or past eligibility does not constitute automatic entitlement to a bonus in future fiscal years.

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Employees in breach of their employment contract duties, especially but not conclusive

-	Not compliant with the Code of Conduct
-	Not compliant with group or local policies
-	Not concluded trainings in the set deadline (i.e. IT awareness training)
-	Not concluded employee performance reviews or own performance review in the set deadline
-	Careless maintenance of tools i.e. data management in CRM system (not concluding)

may have their bonus revoked in whole or in part.

5.        Regulations for Specific Situations

The decision to pay out a bonus is made following a careful analysis of each individual case.

5.1. New Joiners

Employees in the probationary period are essentially excluded from the bonus system. Eligible employees who started working during the year may receive a payment pro rata temporis if their goals are achieved, provided that they have an open-ended and unterminated contract of employment. If employees start after September 30th, they are not eligible for a bonus in the current year.

Entry	Targets	Target Bonus
Start in Q1	yes	pro rata Target Bonus
Start in Q2	yes	pro rata Target Bonus
Start in Q3	no	pro rata Target Bonus paid (fix 50% of pro-rata calculation)
Start in Q4	no	no Target Bonus for current year

5.2. Absence from work

●	For employees who are unable to contribute to the company result and individual performance to the required degree, the bonus for the relevant year is calculated pro rata temporis. This applies to employees who are absent for more than 3 months in the bonusrelevant financial year due to illness, accident, military, civil service, unpaid leave or parental leave.

If an employee is absent for the entire financial year, there is no entitlement to a bonus.

5.3. Change within the Group

In the event of a change of job within the Group, the bonus calculation will be based on the performance of goals as follows

-	Q1	only goals of the new function
-	Q2/Q3	goals of the new and old function
-	Q4	only goals of the old function

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5.4. Ordinary termination of the employment contract

As soon as the employee hands in his/her notice of resignation, there is no entitlement to a bonus payment. In case of termination by the employer, the bonus will be paid pro rata temporis according to the aforementioned conditions. A possible bonus payout will be made as part of the regular bonus payments in the Spring of the following year.

5.5. Termination without notice

Where the employer justifiably terminates the employment without notice, all eligibility to a bonus payout is essentially excluded.

5.6. Retirement and other events

If the performance requirements are met pro rata, an appropriate share of the bonus may be paid out when the employment contract ends in the event of normal or early retirement.

6.      Final Clauses

6.1. Amendment and annulment

The Aebi Schmidt Group reserves the right to amend these regulations or individual sections. The regulations can be changed, suspended or revoked at the end of a financial year with effect for the following financial year. Any and all changes, suspension or revocation will be communicated to the eligible parties in writing and with reasonable notice.

6.2. Effective date

These regulations shall come into effect on 1st January 2022 and supersede the preceding provisions relating thereto.

Zurich, 24th January 2022

Barend Fruithof Group CEO	Thomas Schenkirsch Group CFO

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